Exhibit 1

SHARE DISTRIBUTION AND CONVERSION RIGHTS ASSIGNMENT AGREEMENT

This Share Distribution and Conversion Rights Assignment Agreement (this “Agreement”) is made as of Aug 11, 2021 by and among Lavacano Holdings Limited, a Republic of Seychelles company (“Lavacano”), Heshine Holdings Limited, a British Virgin Islands company (“Heshine”), Tongfang Stable Fund，a Cayman Islands exempted company limited (“TF, and together with Heshine, each, a “Voting Party” and collectively, the “Voting Parties”), and Scienjoy Holding Corporation, a British Virgin Islands company (“SHC”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Share Exchange Agreement (as defined below).

RECITALS

WHEREAS, Heshine and TF currently in the aggregate own all issued and outstanding capital stock of Lavacano;

WHEREAS, as a result of the closing of a business combination contemplated under that certain Share Exchange Agreement dated as of October 28, 2019 (the “Share Exchange Agreement”), to which Lavacano, SHC and other parties named therein are parties, Lavacano acquired 17,970,600 ordinary shares of SHC and will acquire additional Earnout Shares if certain earnout targets are achieved (such shares, including shares converted therefrom in accordance with the Share Exchange Agreement, collectively, the “SHC Shares”);

WHEREAS, pursuant to Section 3.2(a) and Section 9.8 of the Share Exchange Agreement, if certain conditions are met, (i) SHC shall use its reasonable best efforts to (a) reclassify its ordinary shares into SHC A Common Stock, and (b) authorize the issuance of SHC B Common Stock (such actions described (a) and (b), collectively, the “Reclassification”), and (ii) upon the completion of the Reclassification, or if the Reclassification shall have occurred by then, a certain amount of SHC A Common Stock held by or issued to Lavacano (including additional Earnout Shares) shall immediately be converted to SHC B Common Stock on 1:1 ratio (the “Conversions” and such conversion rights, the “Conversion Rights” and such converted shares, the “Conversion Shares”);

WHEREAS, Lavacano desires to (i) distribute all SHC Shares to Heshine and TF in accordance with the terms and conditions set forth in the Agreement, and (ii) assign any and all Conversion Rights in connection with the Conversion Shares to Heshine (the “Conversion Rights Assignment”) concurrently with such share distribution; and

WHEREAS, pursuant to Section 14.6 of the Share Exchange Agreement, the Conversion Rights Assignment requires the written consent of SHC, Lavacano has requested SHC to provide such consent, and SHC is willing to provide such consent.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Distribution of SHC Shares.

1.1	Initial Distribution of SHC Shares.

(i) Lavacano hereby distributes (A) 7,019,766 ordinary shares of SHC to Heshine, free and clear of any and all liens, claims, charges and encumbrances, and (B) 10,950,834 ordinary shares of SHC to TF, free and clear of any and all liens, claims, charges and encumbrances;

(ii) Concurrently with the execution of this Agreement, Lavacano shall execute and deliver (A) to Heshine, a blank, signed and undated share transfer instrument in respect of the shares described in Section 1.1(i)(A) in the form set forth in Schedule 1; and (B) to TF, a blank, signed and undated share transfer instrument in respect of the shares described in Section 1.1(i)(B) in the form set forth in Schedule 2.

1.2	Future Distribution of SHC Shares.

(i) If the conditions set forth in Section 3.2(c) of the Share Exchange Agreement are satisfied and the applicable Earnout 3 Shares (including converted shares therefrom in accordance with the Share Exchange Agreement) are issued, within ten (10) Business Days following such issuance, Lavacano shall distribute (A) a number of Class A Ordinary Shares to Heshine equal to (x) the applicable number of Earnout 3 Shares multiplied by 39.0625% minus (y) 300,000, free and clear of any and all liens, claims, charges and encumbrances; (B) 300,000 Class B Ordinary Shares to Heshine, free and clear of any and all liens, claims, charges and encumbrances, and (C) a number of Class A Ordinary Shares to TF equal to the applicable number of Earnout 3 Shares multiplied by 60.9375%, free and clear of any and all liens, claims, charges and encumbrances; and

(ii) Each party hereto agrees to promptly execute and deliver share transfer instruments in respect of the shares described in Sections 1.2(i)(A), (B) and (C), respectively, to effect the applicable share transfer.

2.	Assignment of Conversion Rights.

2.1 Assignment. Concurrently with the share distribute set forth in Section 1.1 above, Lavacano hereby assigns to Heshine and Heshine hereby accepts such assignment of, any and all Conversion Rights in connection with the Conversion Shares, including, without limitation, the rights to convert 2,625,058 ordinary shares of SHC being distributed to Heshine to the same amount of Class B Ordinary Shares immediately after the completion of the Reclassification.

2.2 SHC Consent. SHC hereby consents to the Conversion Rights Assignment as set forth in Section 2.1.

2.3 TF Acknowledgement. TF hereby acknowledges the Conversion Rights Assignment set forth in Section 2.1 and agrees that TF has no Conversion Rights in connection with any of the ordinary shares of SHC being distributed to TF in accordance with Section 1.1.

3.	Agreement to Vote; Irrevocable Proxy by TF.

3.1 Agreement to Vote. Each Voting Party irrevocably and unconditionally agrees that such Voting Party shall vote all securities of SHC that such Voting Party owns from time to time (the “Voting Shares”) in favor of (a) the Reclassification, and (b) the Conversions.

3.2 Obligations. The obligations of the parties hereto pursuant to this Section 3 shall include any shareholder vote to amend SHC’s memorandum and articles of association, as amended and restated, as required to effect the intent of this Agreement. Each Voting Party agrees not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the reclassification and conversion of SHC’s capital stock as herein stated.

3.3 Grant of Irrevocable Proxy by TF. TF hereby irrevocably constitutes and appoints Heshine and any designee of Heshine, and each of them individually, until the completion of the Reclassification and the Conversion (the “TF Proxy Period”), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the TF Proxy Period with respect to the Voting Shares held by TF in accordance with Section 3.1 and Section 3.2. This proxy and power of attorney is given to secure the performance of the duties of TF under this Agreement. TF shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy and power of attorney granted by TF under this Section 3.3 shall be irrevocable during the TF Proxy Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by TF with respect to the Voting Shares of TF. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict TF from voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 3.1 and Section 3.2.

3.4 Acknowledgment of Proxy by SHC. SHC hereby acknowledges the proxy granted under Section 3.3 and agrees that any exercise or attempt to exercise by TF of any voting or other approval rights with respect to any of the Voting Shares in violation of Section 3.1 and Section 3.2 shall be void and of no force or effect.

4.	Irrevocable Proxy by Lavacano.

4.1 Grant of Irrevocable Proxy by Lavacano. To the extent that any Conversion Shares have not been distributed to Heshine in accordance with Section 1.2 above, Lavacano hereby irrevocably constitutes and appoints Heshine and any designee of Heshine, and each of them individually, until completion of the distribution of all Conversion Shares to Heshine (the “Lavacano Proxy Period”), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in the name and on behalf of Lavacano, to vote or act by written consent with respect to any and all of such Conversion Shares with regard to any question, action, resolution, election or other matter presented to the shareholders of SHC for vote or approval. Heshine shall vote the Conversion Shares in such manner and to such effect as Heshine may determine in its sole and absolute discretion. The proxy and power of attorney granted by Lavacano under this Section 4.1 shall be irrevocable during the Lavacano Proxy Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Lavacano with respect to such Conversion Shares.

4.2 Scope of Proxy. The proxy granted under Section 4.1 shall govern the vote of the Conversion Shares by Heshine with respect to any and all matters concerning a shareholder vote in respect of the Conversion Shares, whether at a meeting or pursuant to written consent or otherwise, including, but not limited to the election of SHC’s Board of Directors. The Proxy solely pertains to voting rights with respect to the Conversion Shares and does not confer on Heshine cash or stock dividends, distributions, disposition of the Conversion Shares or proceeds from the sale or other disposition of Conversion Shares.

4.3 Acknowledgment of Proxy by SHC. SHC hereby acknowledges the proxy granted under Section 4.1 and agrees that during the Lavacano Proxy Period, any exercise or attempt to exercise by Lavacano of any voting or other approval rights with respect to any of the Conversion Shares shall be void and of no force or effect.

5.	TF Transfer Restrictions.

5.1 During the TF Proxy Period, TF shall not Transfer all or any portion of the ordinary shares of SHC being distributed to TF in accordance with Section 1.1 unless TF obtains written consent from Heshine at least fifteen (15) business days prior to such Transfer.

5.2 During the Lavacano Proxy Period, TF shall not Transfer all or any portion of the shares in Lavacano that TF currently holds unless TF obtains written consent from Heshine at least fifteen (15) business days prior to such Transfer.

5.3 As used in this Agreement,

(i) “Transfer” means any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any kind, including through a Change of Control of TF (as defined below), to any Person (as defined below).

(ii) “Person” means any individual, private or public company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature, including any affiliate of TF.

(iii) “Change of Control of TF” means any of the following: (i) the sale or other disposition of all or substantially all of TF’s assets, in one or a series of related transactions, to any Person; (ii) the sale or other disposition of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of TF, in one or a series of related transactions, to any Person, (iii) the merger or consolidation of TF with or into another Person or the merger of another Person into TF with the effect that any Person(s) other than the existing shareholders of TF prior to such transaction own or control, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation, or (iv) the liquidation or dissolution of TF.

5.4 As condition to any Transfer of shares pursuant to Section 5. 1 or Section 5.2, the transferee or the surviving Person (as applicable) must agree in writing that it and its heirs, successors and assigns, shall be subject to and bound by the provisions of this Agreement. Any attempted Transfer of shares by TF in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee or the surviving Person (as applicable) has any actual or constructive knowledge of the Transfer restrictions set forth in this Section 5, and shall not be recorded on the stock transfer books of SHC or Lavacano.

6. Board Matters. Notwithstanding anything otherwise provided in any governing document of Lavacano, at any time Lavacano shall not (i) change the size, the composition or the quorum of Lavacano’s Board of Directors, or (ii) replace, or dismiss any current member of Lavacano’s Board of Directors, in each case without the prior written consent or affirmative vote of Heshine given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

7. No Voting Trusts or Other Arrangement.

7.1 TF hereby agrees that during the TF Proxy Period, TF will not deposit any of the Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares, or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares other than this Agreement.

7.2 Lavacano hereby agrees that during the Lavacano Proxy Period, Lavacano will not deposit any of the Conversion Shares in a voting trust, grant any proxies with respect to the Conversion Shares, or subject any of the Conversion Shares to any arrangement with respect to the voting of the Conversion Shares other than this Agreement.

8. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

9. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all the parties hereto.

10. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Governing Law. This Agreement and the legal relations among the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13. Successors and Assigns. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto, and supersedes any prior agreement or understanding among the parties hereto, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) conflict with a provision in the Share Exchange Agreement, the terms of this Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

Scienjoy Holding Corporation

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Chief Executive Officer

Lavacano Holdings Limited

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Director

Heshine Holdings Limited

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Director

Tongfang Stable Fund

By:	/s/ Yuzheng Zhang
Name:	Yuzheng Zhang
Title:	Director

Schedule 1

Instrument of Transfer

Scienjoy Holding Corporation

(Company No. 1977965)

(the “Company”)

SHARE TRANSFER

Lavacano Holdings Limited (the “Transferor”) DOES HEREBY TRANSFER TO Heshine Holdings Limited of Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Transferee”) the 7,019,766 Ordinary Shares of the Company (a company registered in the British Virgin Islands) registered in the Transferor’s name.

This Share Transfer is governed by British Virgin Islands law.

SIGNED by the Transferor:	)	/s/ Xiaowu He
	)	Duly Authorised Signatory
)
	)	Name:	Xiaowu He
)
	)	Date:	August 11, 2021

The Transferee does hereby agree to accept the above shares subject to the provisions of the Company’s Memorandum and Articles of Association.

SIGNED by the Transferee by:	)	/s/ Xiaowu He
	)	Duly Authorised Signatory
)
	)	Name:	Xiaowu He
)
	)	Date:	August 11, 2021

Schedule 2

Instrument of Transfer

Scienjoy Holding Corporation

(Company No. 1977965)

(the “Company”)

SHARE TRANSFER

Lavacano Holdings Limited (the “Transferor”) DOES HEREBY TRANSFER TO Tongfang Stable Fund of Harney Fiduciary(Cayman) Limited,4th Floor,Harbour Place 103 South Church Street,PO Box 10240,Grand Cayman,KY1-1002 Cayman Islands (the “Transferee”) the 10,950,834 Ordinary Shares of the Company (a company registered in the British Virgin Islands) registered in the Transferor’s name.

This Share Transfer is governed by British Virgin Islands law.

SIGNED by the Transferor:	)	/s/ Xiaowu He
	)	Duly Authorised Signatory
)
	)	Name:	Xiaowu He
)
	)	Date:	August 11, 2021

The Transferee does hereby agree to accept the above shares subject to the provisions of the Company’s Memorandum and Articles of Association.

SIGNED by the Transferee by:	)	/s/ Yuzheng Zhang
	)	Duly Authorised Signatory
)
	)	Name:	Yuzheng Zhang
)
	)	Date:	August 11, 2021